Exhibit 4h

The Lincoln National Life Insurance Company
INDEXED ACCOUNTS RIDER
DUAL PERFORMANCE TRIGGER INDEXED ACCOUNTS WITH PROTECTION LEVEL

 [Rider Date: [August 21, 2023]]

This Rider establishes a point-to-point Dual Performance Trigger indexed crediting strategy with Protection Level for the Contract to which it is added. The provisions of this Rider are effective when a new Segment is established upon an initial allocation to or when a reallocation is made to a Dual Performance Trigger Indexed Account with Protection Level.

This Rider is made a part of the entire Contract to which it is attached and is effective on [the Rider Date shown above.] Except as stated in this Rider, it is subject to all provisions contained in the Contract. In case of any conflict between the provisions of the Contract and this Rider, the provisions of this Rider will control.

If another Indexed Accounts Rider is attached to the Contract, the provisions of that Indexed Accounts Rider shall govern the rules of the Segments established upon an allocation to or when a reallocation is made to an Indexed Account available under that Rider.

ALL CONTRACT VALUES PROVIDED BY THIS RIDER MAY INCREASE OR DECREASE IN VALUE AND ARE NOT GUARANTEED AS TO A FIXED DOLLAR AMOUNT.

DEFINITIONS

All definitions found in the Contract are incorporated by reference and have the same meaning as they do in the Contract, including other riders, endorsements, or amendments.

Dual Performance Trigger Indexed Account with Protection Level is an account that We establish, subject to the terms of this Rider. Each Dual Performance Trigger Indexed Account with Protection Level is established with an associated Index, Protection Level and a Term.

Dual Performance Trigger Rate is the percentage We will use to determine the Performance Rate when the Percentage Change in the Index Value on the End Date equals zero, is positive or negative. The Dual Performance Trigger Rate used during the Term is declared prior to the Start Date of each Segment and it may differ from the Dual Performance Trigger Rates used for other Segments.

[The Dual Performance Trigger Rate may reset at the end of a Valuation Date during a Term as described in the LOCK AND RESET provision of this Rider.]

Segment(s) is a specific Indexed Account option established for the Owner under the Contract. A new Segment of a Dual Performance Trigger Indexed Account with Protection Level is established upon an initial allocation or when a reallocation is made to that Dual Performance Trigger Indexed Account with Protection Level. Each Segment in a particular Dual Performance Trigger Indexed Account with Protection Level has a specific Start Date, End Date, Crediting Base, Dual Performance Trigger Rate and Performance Rate.

INTERIM VALUE

The Interim Value is the value that We establish for each Segment of a Dual Performance Trigger Indexed Account with Protection Level on any Valuation Date following the Start Date and prior to the End Date of the Segment.

The Interim Value of a Segment is equal to the sum of (1) and (2), where:

(1)	is the value of the Fixed Income Asset Proxy of a Segment on the Valuation Date the Interim Value is calculated. It is determined for a Segment as C x [1 + (D x (E - 1))], where:

C	is the Crediting Base of the Segment on the Valuation Date of the calculation.

D	is the ask price of the Derivative Asset Proxy as a percentage of the Crediting Base on the Start Date of the Segment.
[If an Election to lock and reset a Segment is exercised during the Term:
D	is the ask price of the Derivative Asset Proxy on the most recent Valuation Date that the Segment was reset as a percentage of the Crediting Base.]

E	is the total days elapsed in the Term divided by the total days in the Term.
[If an Election to lock and reset a Segment is exercised during the Term:
E
is the total days elapsed in the Term since the most recent Valuation Date that the Segment was reset divided by the total days in the Term. The total days in the Term is measured from the most recent Valuation Date that the Segment was reset to the End Date of the Term.]

(2)	is the fair value of the Derivative Asset Proxy, determined solely by Us, on any Valuation Date that the Interim Value is calculated for a Segment.

The Fixed Income Asset Proxy grows at a rate that results in the value of the Fixed Income Asset Proxy to equal the Crediting Base on the End Date of the Segment[ and may include Interest Rate Adjustments as calculated in the INTEREST RATE ADJUSTMENT PROVISIONS of the Contract].

The value of the Derivative Asset Proxy is determined assuming a package of derivative assets and other financial instruments, determined solely by Us, that replicates the Performance Rate on the End Date of the Segment. The value of the package of derivative assets and other financial instruments is determined on any Valuation Date that the Interim Value is calculated for a Segment.

[INTERIM VALUE LOCK

The Owner may elect to lock the Interim Value of a Segment of a Dual Performance Trigger Indexed Account with Protection Level and then reallocate the locked Interim Value or reset the locked Segment.

An Interim Value Lock may be irrevocably elected on any Valuation Date of a Term except the Start Date, the End Date or any Indexed Anniversary Date during a Term of a Segment that is greater than one year. We will process the Interim Value Lock at the end of the Valuation Date We receive the Owner’s Election to exercise the lock.

[LOCK AND REALLOCATE. The Owner may elect this option to lock and reallocate the Interim Value of an unlocked Segment no more than once during its Term. Once this Interim Value Lock is exercised, the Segment's Interim Value will not change, except the value is adjusted by the dollar amount of any applicable Withdrawals, Advisory Fee Withdrawals, Interest Rate Adjustments, Surrender Charges, Taxes, Rider fees and charges.

On the Indexed Anniversary Date immediately after the Election of this Interim Value Lock, the Owner may reallocate the locked Segment's Interim Value to the Segment or Segments of the Indexed Accounts designated by Us.

Reallocations must follow the Owner’s instructions on file with Us, subject to the Indexed Accounts designated by Us. If no instructions are received at Our Administrative Office within the period shown in the Contract Specifications under Reallocation Instructions, [We will reset the Segment on the Indexed Anniversary Date.] ]

[LOCK AND RESET. The Owner may elect this option to lock the Interim Value of an unlocked Segment [each Contract Year during a Term] and once this Interim Value Lock is exercised, on the [Indexed Anniversary Date immediately after the] Election of the lock, We will:
(a)
reset the Segment’s Crediting Base to its locked Interim Value, adjusted by the dollar amount of any applicable Withdrawals, Advisory Fee Withdrawals, Interest Rate Adjustments, Surrender Charges, Taxes, Rider fees and charges; and

(b)	restart the adjustments to the Segment’s Interim Value; and
(c)	reset the Dual Performance Trigger Rate to a Dual Performance Trigger Rate We declare for the remainder of the Term.

A Segment’s Ending Value will be calculated on the Indexed Anniversary Date that coincides with its End Date.]]

SEGMENT VALUE

SEGMENT ENDING VALUE. On the End Date, the Segment Ending Value of a Segment of a Dual Performance Trigger Indexed Account with Protection Level is the amount equal to the sum of (A) and ((A) multiplied by (B)), where:
A	is the Crediting Base on the End Date; and
B	is the Performance Rate on the End Date.

The Crediting Base on the Start Date of a Segment is equal to the initial amount allocated or reallocated to the Segment. Thereafter, at the end of each Valuation Date during the Term, the Crediting Base is adjusted proportionately by the amount that a Withdrawal, which includes any applicable Withdrawals, Advisory Fee Withdrawals, Interest Rate Adjustments, Surrender Charges, Taxes, Rider fees and charges, adjusted the Segment’s Interim Value immediately prior to the Withdrawal.

[When the Interim Value lock as described in the LOCK AND RESET provision of this Rider is elected:
(a)
the Segment’s Crediting Base on the Valuation Date it is reset, is equal to its locked Interim Value, adjusted by the dollar amount of any applicable Withdrawals, Advisory Fee Withdrawals, Interest Rate Adjustments, Surrender Charges, Taxes, Rider fees and charges; and

(b)
if the Indexed Anniversary Date immediately after the Election of this Interim Value lock coincides with its End Date, then the Segment’s Ending Value is equal to its locked Interim Value, adjusted by the dollar amount of any applicable Withdrawals, Advisory Fee Withdrawals, Interest Rate Adjustments, Surrender Charges, Taxes, Rider fees and charges.]

DETERMINING THE PERFORMANCE RATE ON THE END DATE. The Performance Rate on the End Date is the specific Percentage Change in the Index Value between two points in time during a Term, adjusted by the Protection Level and the Dual Performance Trigger Rate.

[If an Election to lock and reset a Segment is not exercised during its Term, the] Percentage Change in the Index Value equals the percentage increase or decrease in the Index Value calculated by (A) divided by (B), where:
A	is the Index Value on the End Date minus the Index Value on the Start Date; and
B	is the Index Value on the Start Date.

[If an Election to lock and reset a Segment is exercised during its Term, the Percentage Change in the Index Value equals the percentage increase or decrease in the Index Value calculated by (A) divided by (B), where:
A	is the Index Value on the End Date minus the Index Value on the most recent Valuation Date that the Segment was reset; and
B	is the Index Value on the most recent Valuation Date that the Segment was reset.]

The Performance Rate on the End Date, when the Percentage Change in the Index Value on the End Date is:
(a)	zero, is equal to the Dual Performance Trigger Rate.
(b)	positive, is equal to the Dual Performance Trigger Rate.
(c)	negative and the absolute value of the Percentage Change in the Index Value is less than or equal to the absolute value of the Protection Level, is equal to the Dual Performance Trigger Rate.
(d)
negative and the absolute value of the Percentage Change in the Index Value is greater than the absolute value of the Protection Level, is equal to the sum of the Percentage Change of the Index Value on the End Date, the Dual Performance Trigger Rate and the absolute value of the Protection Level.

Absolute value means the magnitude of the number without regard to its mathematical sign. For example, the absolute value of −10 is 10. The absolute value of 4 is 4.

RIDER CHARGE

There is no charge for this Rider.

TERMINATION OF THIS RIDER

This Rider will terminate on the earliest of the following event to occur:
(a)	the Annuity Commencement Date; or
(b)	the date the Contract to which this Rider is attached terminates.

23AR-717